Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use in this Registration Statement on Form S-4 of First Community Corporation of our report dated March 28, 2013, relating to our audits of the consolidated financial statements of First Community Corporation as of December 31, 2012 and 2011 and for each of the years in the three year period ended December 31, 2012, appearing in the Joint Proxy Statement/Prospectus, which is a part of this Registration Statement.

We also consent to the reference to our firm under the caption “Experts” and “Selected Financial Information” in this Registration Statement.

/s/ Elliott Davis, LLC

Columbia, South Carolina
October 8, 2013